Confidential Discussion Materials Project Everest March 21, 2024 Exhibit (C)(3)

Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Everest Group Holdings Inc. (“Everest”) in connection with its evaluation of a proposed transaction involving Everest and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Everest and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Everest. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Everest or any other entity, or concerning the solvency or fair value of Everest or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Everest as to the future financial performance of Everest, and at your direction Centerview has relied upon such forecasts, as provided by Everest’s management, with respect to Everest. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Everest (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Everest or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

Situation Update Following the prior Special Committee meeting, Centerview has continued to engage with Everest management to further diligence Everest’s financial forecast and business outlook Additional calls held and data requests submitted over the past week to provide clarifications and answers to questions posed by members of the Special Committee Diligence framework to compare current Everest plan to (1) historical performance, (2) analyst forecasts, (3) public guidance and (4) prior Everest management plans Previously discussed preliminary findings have been incorporated herein to provide a more fulsome perspective on Everest’s financial plan Centerview will continue to work with Everest management to fully diligence certain incremental topics

Reminder: Everest Management Plan Overview Revenue Adjusted EBITDA Unlevered FCF (Pre-Tax) OSP EE&R Representation Sport Data & Tech Corporate & Elim. Source: Everest Management Plan as of February 21, 2024 per Everest Management (the “Everest Management Plan”). Note:Dollars in billions. 2023A pro forma for WWE acquisition and IMG Academy divestiture as per Everest Management Plan. n.a. % YOY Growth +21% (7%) +15% +5% +25% % Margin 21% 25% 27% 28% 27% 22% % Conversion 90% 83% 92% 107% 79% ’23A-’28E CAGR: +11% ’23A-’28E CAGR: +16% ’24E-’28E CAGR: +12% Includes $3.0bn of Paris (’24), Milan (’26) and LA (’28) Olympics contributions ~0.4bn of Olympics cash flow delta ’27E to ’28E

Reminder:

Everest Management Plan – 2023-2028 Drivers by Segment


Revenue Growth By Segment
'23A-'28E Rev. CAGR
+8.2%
+15.6%
+9.9%
+5.3%
n.m.
+11.1%
'23A-'27E CAGR: 7.9%
$6,723
+$1,328
+$2,129
+$937
+$140
+$149
$11,406
$1,703 Olympics contribution in '28E
2023A
Owned Sports Properties
Events, Experiences & Rights
Representation
Sports Data & Tech.
Other(1)
2028E


EBITDA Growth by Segment
'23A – '28E Margin Expansion
+7.4pp
+6.2pp
+4.7pp
+2.9pp
n.m.
+5.4pp
'23A-'27E Exp.: +6.5pp
$1,452
+$836
+$450
+$354
+$36
($46)
$3,081
$214 Olympics contribution in '28E
2023A
Owned Sports Properties
Events, Experiences & Rights
Representation
Sports Data & Tech.
Other(1)
2028E

Source: Everest Management Plan. Note: Dollars in millions.

(1) Other reflects corporate costs, plan M&A and intersegment eliminations.

Centerview Partners 4

Reminder: Everest Management Plan Overview ’23A ’27E / ’28E Source: Everest Management Plan. Note:2023A pro forma for WWE acquisition and IMG Academy divestiture as per Everest Management Plan. Does not include corporate, eliminations or go-forward M&A. Revenue Adjusted EBITDA Unlevered FCF (Pre-Tax) Reflects 2024E FCF Figures OSP EE&R Representation Sport Data & Tech ’28E ’27E 43% 26% 25% 6% 63% 11% 22% 3% 58% 21% 19% 2%

Reminder: Everest Management Plan Vs. Consensus Source:Everest Management Plan and FactSet as of March 20, 2024. Note:Dollars in billions. 2023A pro forma for WWE acquisition and IMG Academy divestiture as per Everest Management Plan. (1)Management FCF reflects Unlevered FCF before tax. ’23A-’28E CAGR 2023A 2024E 2025E 2026E 2027E 2028E Revenue Mgmt. Cons. +25.1% +10.8% +20.7% (7.0%) +15.3% +4.9% +19.3% (1.7%) +11.0% +3.8% % YoY Growth # Estimates 9 9 4 2 2 +11.1% Adj. EBITDA Mgmt. Cons. Margin 9 9 4 2 2 Unlevered FCF(1) Mgmt. Cons. 70.2% 89.9% 83.1% 91.8% 107.0% 78.7% 69.6% 69.2% 65.8% 66.1% Conv. 2 2 1 1 1 +8.4% +108bps +129bps 21.6% 21.1% 24.8% 26.8% 28.1% 27.0% 21.6% 23.1% 25.2% 26.7% 28.2% 28.1% Avg. Ann. Margin Exp. 90.1% 68.2% Average Conv. # Estimates # Estimates n.a.

Centerview’s Framework For Everest Financial Plan Diligence Description vs. Analyst Forecasts (Consensus) Consideration of analyst perspectives on operating performance of Everest segments Implications of Everest management plan performance vs. current analyst expectations Key Trends in Everest Plan Understanding of key assumptions underpinning financial plan Drivers across disparate business lines, including revenue and margin risks/opportunities vs. Public Management Guidance Review of historical commentary for consistency with current plan Limited current forward guidance, but long-term targets and expectations still applicable vs. Historical Everest Performance Consideration of one-time impacts (e.g., COVID, strikes) on historical performance and read through to forecast period Implications of business mix changes vs. Previous Everest Plans Understanding of evolution of management perspectives on expected performance Review of key changes over relevant period, including during and following announcement of strategic alternatives Everest Plan in Context

Everest Financial Plan Diligence: Owned Sports Properties Observations vs. Analyst Forecasts (Consensus) Key Trends in Everest Plan ’23 –’28 revenue CAGR driven by UFC (+$578mm, +7.7%) and WWE (+$613mm, +7.9%) Strong PBR ’23 –’28 growth rate driven by new teams (+15.6%), with dollar contribution +$140mm EBITDA growth similarly driven by UFC (+$399mm; +5.1pp margin expansion) and WWE synergy realization (+$391mm; +10.3pp margin expansion) vs. Public Management Guidance vs. Historical Everest Performance vs. Previous Everest Plans Everest Plan in Context Historical double-digit revenue growth driven by COVID recovery (e.g., Live Events resuming) Combination of WWE and UFC into Kilimanjaro unlocked synergy opportunity (~$123mm run rate with $111mm realized in 2024) WWE Raw rights renewal at 1.4x, while future Kilimanjaro media rights assumed to renew at 1.5x Kilimanjaro component of OSP largely in-line with consensus, driven by annual average margin expansion ~+40bps vs. consensus, but ’23 –’28 revenue CAGR ~110bps below consensus 2028 management margin ~210bps higher vs. consensus Limited broker estimates for Kilimanjaro long-term cash flow profile Management has withdrawn Everest guidance due to strategic review; Everest plan for UFC and WWE better than Kilimanjaro public guidance for Revenue and EBITDA Commentary historically focused on AAV step up expectations during media rights renewals Expectations of 1.0x+ increase and noting of recent deals at 1.4x largely in-line with 1.5x in latest plan 2024 WWE revenue lower by ($75mm) vs. November LRP largely due to timing of Netflix Raw deal Instead of beginning in Q4’24, deal will begin on January 1, 2025 Rights renewed at 1.4x AAV vs. 1.5x assumed in November 2023 LRP UFC and PBR projections are largely in-line with 3-year plan, as presented in Q4’22 Source:Everest Management Plan and FactSet as of March 20, 2024. Note: Dollars in millions.

Performance Decomposition: ***Owned Sports Properties***

Revenue Growth By Segment ($mm)


'23A-'28E
Rev. CAGR
+7.7%
+7.9%
+15.6%
(10.0%)
+8.2%
$2,754
+$578
+$613
+$140
($4)
$4,082
Incremental details provided on following pages
2023A
UFC
WWE
PBR
EuroLeague
2028E

EBITDA Growth by Segment ($mm)


'23A – '28E
Margin Expansion
+5.1pp
+10.3pp
+14.6pp
(10.6)pp
+7.4pp
$1,110
+$399
+$391
+$50
($4)
$1,946
Incremental details provided on following pages
2023A
UFC
WWE
PBR
EuroLeague
2028E

Source: Everest Management Plan.
Note: Dollars in millions. 2023A pro forma for WWE acquisition as per Everest Management Plan.

CENTERVIEW PARTNERS 9

OSP business largely comprised of UFC and WWE assets held through Kilimanjaro stake UFC and WWE rights renewals, including with Peacock (1.5-2x current AAV expected) 70-80% contribution margin on renewal revenues expected by management Raw distribution lapses for Q4 ’24E (before NFLX deal) Expected decrease in the number of teams being sold Deferred sale of six new teams to 2027E due to league capacity in conjunction with expected conference creation EuroLeague JV autorenewal assumed in in 2026E. Everest management fee falling from 17.5% to 12.5% of gross profit after Team Distributions on renewal Segment Financial Overview: Owned Sports Properties Commentary Source:Everest Management Plan and diligence responses provided. Note:Dollars in millions. 2023A pro forma for WWE acquisition as per Everest Management Plan. A B C UFCF Adj. EBITDA Revenue A B D C D D D B D 1 1 Preliminary views on model Incremental findings from diligence

Segment Plan vs. Consensus: Owned Sports Properties Source:Everest Management Plan and FactSet as of March 20, 2024. Note:Dollars in billions. 2023A pro forma for WWE acquisition as per Everest Management Plan. ’23A-’28E CAGR 2023A 2024E 2025E 2026E 2027E 2028E Revenue Mgmt. Cons. % YoY Growth 3 3 1 1 1 +9.6% +8.2% Adj. EBITDA Mgmt. Cons. Margin 3 3 1 1 1 +147bps +219bps # Estimates # Estimates 40.3% 44.0% 46.4% 47.6% 49.8% 51.2% 40.3% 42.9% 44.8% 47.0% 47.4% 47.7% +3.6% +8.4% +14.7% +9.0% +5.6% +3.4% +10.2% +19.7% +8.2% +7.4% Individual Broker Estimates Avg. Ann. Margin Exp.

Everest Financial Plan Diligence: ***Events, Experiences & Rights***

	Observations
Key Trends in Everest Plan	▪ '24 –'28 revenue CAGR **driven largely by timing of Olympics On Location contract** (+$692mm) ▪ Excluding Olympics contribution, **'24 –'28 revenue CAGR largely driven by On Location** (+$159mm; +6.1% CAGR), though **other events[1] contribute +$126mm revenue growth** ▪ Similar EBITDA contribution dynamics with **Olympics contributing outsized growth** due to timing
Everest Plan in Context — **vs. Historical Everest Performance**	▪ Events business **impacted by COVID** shutdowns in 2020 and 2021, resulting in **artificially low bases for growth** ▪ Future comparison of consolidated segment growth vs. historical performance is impacted by **cyclical nature of Olympics contract**
Everest Plan in Context — **vs. Analyst Forecasts (Consensus)**	▪ Management forecast largely in-line with consensus expectations, though **broker estimates for 2028 are ~$1bn lower** vs. management forecast, driven by **stronger Olympics performance** ▪ Management expecting **margins ~370bps lower than consensus in 2024, but ~250bps higher than consensus in 2028,** though limited broker coverage of Everest segments
Everest Plan in Context — **vs. Public Management Guidance**	▪ Guidance for "multiple 9-figure profit opportunity" is **in-line with ~$718mm cumulative '24 – '28 pre-tax FCF** ▪ Near-term profit growth impacts due to scale of investment further **aligned with margin expansion runway in forecast**
Everest Plan in Context — **vs. Previous Everest Plans**	▪ Higher costs, largely driven by Olympics spending, **results in ($60mm) less EBITDA in 2025 vs. Q4'22 3-year plan** ▪ Other changes driven by lower events revenue and lower IMG media margins, but **impact to EBITDA is largely mitigated**

Source: Everest Management Plan and FactSet as of March 20, 2024. Note: Dollars in millions.

Centerview Partners 12

Performance Decomposition: ***Events, Experiences & Rights***

Revenue Growth By Segment ($mm)

'24E-'28E Rev. CAGR	IMG Media	On Location (excl. Olympics)	Olympics	Other EE&R[(1)]	2028E
	+3.9%	+6.1%	+13.9%	+4.0%	+8.0%


'23A EE&R Revenue: $1,999mm
$3,038
+$113
+$159
+$692
+$126
$4,128
Incremental details provided on following pages
2024E
IMG Media
On Location (excl. Olympics)
Olympics
Other EE&R(1)
2028E

EBITDA Growth by Segment ($mm)

'24E – '28E Margin Expansion	IMG Media	On Location (excl. Olympics)	Olympics	Other EE&R[(1)]	2028E
	+3.2pp	+2.1pp	+5.8pp	+8.2pp	+4.6pp


'23A EE&R EBITDA: $181 mm
$325
+$44
+$26
+$146
+$90
$631
Incremental details provided on following pages
2024E
IMG Media
On Location (excl. Olympics)
Olympics
Other EE&R(1)
2028E

Source: Everest Management Plan.
Note: Dollars in millions. Performance shown against 2024E base year for comparability, given IMG Academy sale impact to business unit financials.
(1) Other EE&R represents: HPWW, Miami, Madrid, BJAC, Frieze, Fashion Events, Event Mgmt., Streaming, Versity and Other Events businesses.

CENTERVIEW PARTNERS 13

Segment Financial Overview: ***Events, Experiences & Rights***

		2023A	2024E	2025E	2026E	2027E	2028E
Revenue	(A) IMG Media		$683	$705	$744	$783	$796
	On-Location (ex-Olympics)		593	564	615	715	752
	Olympics		1,011	4	318	4	1,703
	(B) Other		751	736	778	826	877
	EE&R Revenue	**$1,999**	**$3,038**	**$2,008**	**$2,455**	**$2,327**	**$4,128**
	% Total Growth	(C)	*+52%*	*(34%)*	*+22%*	*(5%)*	*+77%*
	% IMG Media Growth			*+3%*	*+6%*	*+5%*	(1) *+2%*
	% On-Location (ex-Olympics) Growth			*(5%)*	*+9%*	*+16%*	*+5%*
	% Olympics Growth			(C) *(100%)*	*+8728%*	(C) *(99%)*	*+48569%*
	% Other Growth			*(2%)*	*+6%*	*+6%*	*+6%*
Adj. EBITDA	IMG Media		$108	$112	$121	$130	$152
	On-Location (ex-Olympics)		38	11	24	59	65
	Olympics		68	(25)	25	(47)	214
	Other	(B)	110	151	164	183	200
	EE&R Adj. EBITDA	**$181**	**$325**	**$251**	**$334**	**$326**	**$631**
	% Total Margin	*9%*	*11%*	*12%*	*14%*	*14%*	*15%*
	% IMG Media Margin		*16%*	*16%*	*16%*	*17%*	*19%*
	% On-Location (ex-Olympics) Margin		*6%*	*2%*	*4%*	*8%*	*9%*
	% Olympics Margin		*7%*	*(683%)*	*8%*	*(1337%)*	*13%*
	% Other Margin		*15%*	*21%*	*21%*	*22%*	*23%*
UFCF	IMG Media		$87	$97	$106	$114	$136
	On-Location (ex-Olympics)		1	9	33	51	62
	Olympics	(C)	308	(1)	160	323	(72)
	Other		72	140	152	171	188
	EE&R Pre-Tax UFCF		**$467**	**$246**	**$452**	**$658**	**$314**
	% Total Conversion	(D)	*144%*	*98%*	*135%*	*202%*	*50%*
	% IMG Media Conversion		(2) *80%*	*87%*	*88%*	*87%*	*89%*
	% On-Location (ex-Olympics) Conversion		*2%*	*80%*	*141%*	*86%*	*96%*
	% Olympics Conversion		*450%*	*2%*	*632%*	*(690%)*	*(34%)*
	% Other Conversion		*65%*	*92%*	*93%*	*93%*	*94%*

Source: Everest Management Plan and diligence responses provided.
Note: Dollars in millions. 2023A pro forma for IMG Academy divestiture as per Everest Management Plan.

Commentary

- (A) Segment driven by IMG Media (rights distribution) and On Location (events coordination)
  - (1) Big Football expected to fully roll off in 2027E following the expiration of La Liga and Serie A in 2021
- (B) Includes major tennis events, fashion & art shows, and other experiences
  - Events with continued partners driving EBITDA
- (C) Paris and Milan Olympics ticket sales expected mostly in year of while LA ticket sales anticipated in year prior
- (D) Cyclical segment P&L and cash flow profile driven by semi-regular event schedule
  - OLE contracted as Olympics event coordinator – first ever in Games' history
  - Idiosyncratic timing creates variability in cash flow profile
- (2) $13mm EFL Studios production capability expansion cost in 2024 drove Capex higher vs. historical levels

Preliminary views on model (purple)
Incremental findings from diligence (orange)

CENTERVIEW PARTNERS 14

Segment Plan vs. Consensus: Events, Experiences & Rights Source:Everest Management Plan and FactSet as of March 20, 2024. Note:Dollars in billions. 2023A pro forma for IMG Academy divestiture as per Everest Management Plan. ’23A-’28E CAGR 2023A 2024E 2025E 2026E 2027E 2028E Revenue Mgmt. Cons. % YoY Growth 3 3 1 1 1 +8.9% +15.6% Adj. EBITDA Mgmt. Cons. Margin 3 3 1 1 1 +124bps +75bps # Estimates # Estimates 9.1% 14.4% 12.7% 12.5% 11.3% 12.8% 9.1% 10.7% 12.5% 13.6% 14.0% 15.3% +52.0% (33.9%) +22.3% (5.2%) +77.4% +42.5% (24.6%) +11.0% (13.8%) +49.1% Individual Broker Estimates Avg. Ann. Margin Exp.

Everest Financial Plan Diligence: ***Representation***

	Observations
Key Trends in Everest Plan	▪ WME 2023 base impacted by strikes, but **growth expected to rebound over multiple years** – Expected revenue contribution of **+$522mm; 9.6% CAGR from 2023 to 2028** ▪ Non-scripted a large area of revenue growth, **driven by new hires** ▪ WME margins expected to be **in-line with ~35-40% long-term target by 2027**
Everest Plan in Context — **vs. Historical Everest Performance**	▪ WME historical performance and resulting near-term historical results **impacted by both COVID and strikes** ▪ **Segment growth largely driven by WME,** in-line with historical performance
Everest Plan in Context — **vs. Analyst Forecasts (Consensus)**	▪ Management plan largely **in-line with consensus expectations** ▪ Long-term **margin trajectory in-line with analyst view,** though **consensus assumes a slightly faster path** to achieve long-term targets ▪ '23 –'28 revenue CAGR **+90bps vs. consensus**
Everest Plan in Context — **vs. Public Management Guidance**	▪ Publicly noted expectations for growth in-line with **historical double digit revenue growth,** which is **largely in-line with 9.9% '23 –'28 revenue CAGR** ▪ 30%+ long-term margin target **in-line with 2028E EBITDA margin of 30%** ▪ **Strike impacting timing** to achieve long-term margin targets, as previously disclosed
Everest Plan in Context — **Vs. Previous Everest Plans**	▪ Strikes resulting in **($141mm) lower revenue in 2025 vs. Q4'22 3-year plan** ▪ 2024 and 2025 growth largely in-line with pre-strike expectations, given timing of Hollywood production ramp and **capacity limitations on a number of productions** ▪ Launch of WME Sports a headwind to margin profile as **new agents ramp productivity**

Centerview Partners 16

Source: Everest Management Plan and FactSet as of March 20, 2024. Note: Dollars in millions.

Performance Decomposition: ***Representation***



Revenue Growth By Segment ($mm)
'23A-'28E Rev. CAGR
+9.6%
+9.8%
+5.7%
+2.5%
+23.5%
+9.9%
$1,548
+$522
+$70
+$109
+$9
+$227
$2,484
Incremental details provided on following pages
2023A
WME
Fashion
160over90
IMG Licensing
Non-scripted
2028E
EBITDA Growth by Segment ($mm)
'23A – '28E Margin Expansion
+7.5pp
+6.2pp
+1.3pp
+0.7pp
+11.3pp
+4.7pp
$392
+$270
+$25
+$24
+$5
+$29
$745
Incremental details provided on following pages
2023A
WME
Fashion
160over90
IMG Licensing
Non-scripted
2028E

Source: Everest Management Plan.
Note: Dollars in millions.

CENTERVIEW PARTNERS 17

Segment Financial Overview: ***Representation***

		2023A	2024E	2025E	2026E	2027E	2028E
Revenue	(A) **WME**	**$899**	**$967**	**$1,067**	**$1,174**	**$1,289**	**$1,421**
	Fashion	118	132	145	159	173	188
	160over90	342	363	381	403	426	451
	IMG Licensing	67	63	66	69	72	75
	Non-scripted	121	259	278	301	322	349
	Representation Revenue	**$1,548**	**$1,784**	**$1,937**	**$2,106**	**$2,283**	**$2,484**
	% Representation Growth		(B) *+15%*	*+9%*	*+9%*	*+8%*	*+9%*
	% WME Growth		(I) *+8%*	*+10%*	*+10%*	*+10%*	*+10%*
	% Fashion Growth		*+12%*	*+10%*	*+10%*	*+9%*	*+9%*
	% 160over90 Growth		*+6%*	*+5%*	*+6%*	*+6%*	*+6%*
	% IMG Licensing Growth		(C) *(5%)*	*+5%*	*+5%*	*+5%*	*+5%*
	% Non-scripted Growth		*+113%*	*+7%*	*+8%*	*+7%*	*+8%*
Adj. EBITDA	**WME**	**$283**	**$301**	**$342**	**$402**	**$469**	**$553**
	Fashion	23	28	34	38	43	48
	160over90	57	63	67	72	77	81
	IMG Licensing	35	33	34	36	38	40
	Non-scripted	(6)	6	10	14	18	23
	Representation Adj. EBITDA	**$392**	**$431**	**$487**	**$562**	**$645**	**$745**
	% Representation Margin	*25%*	*24%*	*25%*	*27%*	*28%*	*30%*
	% WME Margin	*31%*	(D) *31%*	*32%*	*34%*	*36%*	*39%*
	% Fashion Margin	*19%*	*21%*	*23%*	*24%*	*25%*	*25%*
	% 160over90 Margin	*17%*	*17%*	*18%*	*18%*	*18%*	*18%*
	% IMG Licensing Margin	*53%*	*52%*	*51%*	*52%*	*53%*	*54%*
	% Non-scripted Margin	*(5%)*	*2%*	*4%*	*5%*	*6%*	*7%*
UFCF	**WME**		**$254**	**$307**	**$379**	**$443**	**$520**
	Fashion		28	34	38	42	47
	160over90		51	61	65	70	76
	IMG Licensing		32	33	36	38	40
	Non-scripted		3	7	5	16	15
	Representation Pre-Tax UFCF		**$368**	**$443**	**$523**	**$609**	**$698**
	% Representation Conversion		(E) *85%*	*91%*	*93%*	*94%*	*94%*
	% WME Conversion		*85%*	*90%*	*94%*	*94%*	*94%*
	% Fashion Conversion		*99%*	*99%*	*99%*	*99%*	*99%*
	% 160over90 Conversion		*81%*	*91%*	*91%*	*91%*	*93%*
	% IMG Licensing Conversion		*99%*	*99%*	*99%*	*99%*	*99%*
	% Non-scripted Conversion		*47%*	*74%*	*38%*	*89%*	*62%*

Source: Everest Management Plan and diligence responses provided.
Note: Dollars in millions.

Commentary

- **A** Houses William Morris Endeavor (WME) business
  - 72% of '23A segment EBITDA
  - Shifting "package" dynamics driven by streaming distribution and guild dictated terms
  - **I** Expectation of revenue neutrality from Package dynamics as commissions replace Package revenue
- **B** '24E topline recovery from depressed '23A due to strikes
- **C** Unscripted growth supported in particular by deals with Asylum and F45
- **D** Pressure from strikes and incremental personnel investment expected to normalize to 30%+ margins (40% in 2022)
- **E** Segment with relatively stable cash flow conversion given fee-based revenue models

Preliminary views on model (purple)
Incremental findings from diligence (orange)

CENTERVIEW PARTNERS 18

Segment Plan vs. Consensus: Representation Source:Everest Management Plan and FactSet as of March 20, 2024. Note:Dollars in billions. ’23A-’28E CAGR 2023A 2024E 2025E 2026E 2027E 2028E Revenue Mgmt. Cons. % YoY Growth 3 3 1 1 1 +9.0% +9.9% Adj. EBITDA Mgmt. Cons. Margin 3 3 1 1 1 +94bps +92bps # Estimates # Estimates 25.3% 28.3% 27.3% 29.9% 29.9% 29.9% 25.3% 24.1% 25.1% 26.7% 28.2% 30.0% +15.2% +8.6% +8.7% +8.4% +8.8% +9.3% +7.5% +17.2% +6.0% +5.5% Individual Broker Estimates Avg. Ann. Margin Exp.

Everest Financial Plan Diligence: ***Sports Data & Technology***

		Observations
Key Trends in Everest Plan		▪ Both OpenBet and IMG Arena expected to grow, with **IMG Arena '23 –'28 revenue CAGR of +5.8% outpacing OpenBet** revenue CAGR by ~120bps, but some **near-term headwinds** ▪ Management **expects weakness in 2024 sales cycle,** with (2%) YoY declines expected at IMG Arena and (4%) YoY declines at OpenBet, **largely driven by the loss of the TDI tennis contract**
Everest Plan in Context	**vs. Historical Everest Performance**	▪ OpenBet **acquisition in 2022 distorting** historical financial performance ▪ **Recent operational challenges** continue to pressure growth and margin ▪ IMG Arena growth outlook muted vs. historical performance, largely driven by **insourcing of white label betting solution by key customers**
	vs. Analyst Forecasts (Consensus)	▪ Management plan **below analyst expectations** through 2028, though **small contributor to total Everest financial profile** – **Only one analyst** providing segment-level financial projections through 2028 ▪ Margin expansion muted by **lower operating leverage vs. analyst expectations**
	vs. Public Management Guidance	▪ Previously disclosed **data costs pressuring margins and the loss of the TDI tennis contract,** which may inform near-term investor perspectives ▪ **Brokers beginning to calibrate** towards management EBITDA margin expansion of +2.9pp from 2023 to 2028, **based on early 2024 disclosure**
	Vs. Previous Everest Plans	▪ **Reduction in 2025E EBITDA** ($47mm lower from IMG Arena and $29mm lower from OpenBet) largely driven by **weaker 2023/2024 sales cycle and loss of TDI tennis contract** – Also lower vs. November 2023 plan, driven by TDI contract loss ▪ Expected performance largely in-line with 2024 budget

Source: Everest Management Plan and FactSet as of March 20, 2024. Note: Dollars in millions.

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Performance Decomposition: Sports Data & Technology Revenue Growth By Segment ($mm) EBITDA Growth by Segment ($mm) Source:Everest Management Plan. ’23A-’28E Rev. CAGR +5.8% +4.6% +5.3% (1.4)pp +10.2pp +2.9pp ’23A – ’28E Margin Expansion Incremental details provided on following pages

Segment Financial Overview: ***Sports Data & Technology***

		2023A	2024E	2025E	2026E	2027E	2028E
Revenue	IMG Arena	$279	$273	$302	$326	$348	$369
	Openbet	192	185	200	231	231	242
	SD&T Revenue (A)	**$471**	**$458**	**$502**	**$557**	**$580**	**$611**
	% Total Growth		(1) *(3%)*	*+10%*	*+11%*	*+4%*	*+5%*
	% IMG Arena Growth		(B) *(2%)*	*+11%*	*+8%*	*+7%*	*+6%*
	% Openbet Growth		*(4%)*	(C) *+8%*	(2) *+15%*	*+0%*	*+4%*
Adj. EBITDA	IMG Arena	$14	$10	$11	$11	$12	$14
	Openbet	48	51	59	82	80	85
	SD&T Adj. EBITDA	**$63**	**$60**	**$70**	**$94**	**$92**	**$99**
	% Total Margin	*13%*	*13%*	*14%*	*17%*	*16%*	*16%*
	% IMG Arena Margin (D)	*5%*	*4%*	*4%*	*3%*	*4%*	*4%*
	% Openbet Margin (E)	*25%*	*27%*	*29%*	*36%*	*35%*	*35%*
UFCF	IMG Arena		($29)	$7	$7	$8	$9
	Openbet		26	36	51	68	76
	SD&T Pre-Tax UFCF		**($3)**	**$43**	**$58**	**$76**	**$86**
	% Total Conversion		*(5%)*	*62%*	*62%*	*82%*	*87%*
	% IMG Arena Conversion		*(288%)*	*64%*	*63%*	*63%*	*66%*
	% Openbet Conversion		*51%*	*61%*	*62%*	*85%*	*90%*

Preliminary views on model (purple)
Incremental findings from diligence (orange)

Commentary

- **A** Contribution is modest vs. other Everest segments
- **B** Operating dynamics dominated by multi-year contracts and protracted sales cycle
  - Weakness in 2024 sales cycle readout
  - Loss of tennis contract results in decreased revenue in 2024
  - **1** Go-forward IMG Arena topline weakness in rights market as sports books are expected to lower spend
- **C** License renewal cycle in Open Tech. driving irregular growth
  - **2** License fee revenue recognized upfront
- **D** IMG Arena margin contraction driven by loss of TDI rights, offset by improvement in Football and Basketball
- **E** OpenBet margin increase driven by mix shift to Open Tech. & Open Context
  - Higher margin vs. Open Services business

Source: Everest Management Plan and diligence responses provided.
Note: Dollars in millions.

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Segment Plan Vs. Consensus: Sports Data & Technology Source:Everest Management Plan and FactSet as of March 20, 2024. Note:Dollars in billions. ’23A-’28E CAGR 2023A 2024E 2025E 2026E 2027E 2028E Revenue Mgmt. Cons. % YoY Growth 3 3 1 1 1 +14.6% +5.3% Adj. EBITDA Mgmt. Cons. Margin 3 3 1 1 1 +58bps +142bps # Estimates # Estimates 13.3% 16.0% 18.5% 20.0% 20.3% 20.4% 13.3% 13.2% 13.9% 16.9% 15.9% 16.2% (2.8%) +9.6% +10.9% +4.2% +5.4% +19.7% +14.9% +19.6% +11.0% +8.1% Individual Broker Estimates Avg. Ann. Margin Exp.

Summary Of Additional Diligence Underway Topic Description Next Steps for Discussion with Committee Tax Cash Flow Continuing discussions with management about current tax expectations and structure Includes implications on TRA payment expectations and use of NOLs Call held with Everest tax and finance teams Current management forecast builds to unlevered, untaxed free cash flow

Everest Plan Diligence Support Supplemental Materials

Overview Of Key Components Of Corporate Expense Commentary $mm % Sales Commun-ications ($23) ($18) ($21) ($19) ($26) 0.3% 0.2% 0.2% 0.2% 0.2% Includes corporate communications, PR and hospitality event marketing spend with larger hospitality spend in advance of the Olympics $mm % Sales Corp. Exec. ($66) ($68) ($70) ($72) ($74) 0.8% 0.9% 0.8% 0.8% 0.7% C-Suite costs for CEO, Executive Chair, COO and CFO Includes transportation (e.g., plane) and other costs $mm Technology ($43) ($45) ($46) ($48) ($50) 0.5% 0.6% 0.5% 0.5% 0.4% Everest IT infrastructure costs for daily operations and development of internal systems built / maintained at Everest $mm % Sales Human Resources ($28) ($26) ($27) ($28) ($29) 0.4% 0.3% 0.3% 0.3% 0.3% Personnel and infrastructure (e.g., Workday) costs for Everest HR department Source:Everest Management Plan and diligence responses provided. (1)Includes Kilimanjaro and Streaming management fees. Excludes Everest China. % Sales ($324) $mm ($328) ($339) ($348) ($368) 4.0% 4.3% 3.9% 3.8% 3.2% % Sales Total Corporate(1) Total corporate spend ranges from ~3% to ~4.5% percent of Everest revenue

Pro Forma Everest Revenue Growth Profile Source:Everest Management Plan. Note: Dollars in millions. (1)Includes Miami and Madrid. n.a. (1) Historical Projection n.a.

Pro Forma Everest Adj. EBITDA Margin Profile Source:Everest Management Plan. Note: Dollars in millions. (1)Includes Miami and Madrid. n.a. (1) Historical Projection n.a.

“[EE&R] profit growth will continue to be impacted by our ongoing investments and On Location to IOC initiative. We are continuing to build our sales, marketing and ticketing technology functions… We anticipate multiple 9 figure profit opportunities across the 3 upcoming Olympic Games” Jason Lublin (CEO) Feb-’23 Olympic Opp. “[N]ew data costs continue to create temporary pressure on segment margins, which we anticipated. We continue to expect to monetize these data rights in the upcoming sales cycle” Jason Lublin (CFO) Aug-’23 “We look at representation now because of where the platforms are, how important sports is…That's why we made the play that we made…the representation business has grown double digits excluding 2020 for the last 10 years. So it's a very, very kind of predictable business” Ari Emanuel (CEO) Dec-’21 “[Recent] deals delivered an increase of more than 1.4x in AAV. Exceeding expectations on guidance” Ari Emanuel (CEO) Feb-’24 “The increase in our aggregate AAV remains approximately 100% over prior deals since we began tracking in Q2 of 2021” A. Emanuel (CEO) Aug-’23 Everest Guidance To The Public Rights Renewal & AAV Public Guidance Everest Margin OSP “As far as the EBITDA margins go, part of it, the 34% was the mix shift in the quarter between WME or 160over90 business and licensing. But we should be 30-plus margin for [Representation] on a go-forward basis” Jason Lublin (CFO) Nov-’22 Growth Profile Go-Forward Margin Representation EE&R SD&T 1.5x current AAV for 2026 UFC U.S. Rights Renewal $718mm in Olympic FCF before Taxes +9.9% ’23A-28E Topline CAGR 30.0% EBITDA Margin in 2028E +2.9pp EBITDA Margin Expansion ’23A-’28E Source:Everest Management Plan and company filings.

Evolution Of Everest Management Long-Range Plan

Comparison to	Owned Sports Properties	Events, Experiences & Rights	Representation	Sports Data & Tech.
'24 Budget *(Feb-'24)*	▪ *'24E UFC Revenue 4% lower ($53mm)* ▪ *'24E EBITDA margin 0.6pp lower*	▪ *'24E Events Revenue 3% lower ($23mm)* ▪ *'24E EBITDA margin in-line*	▪ *'24E Non-scripted Revenue 19% higher ($42mm)* ▪ *'24E Non-scripted EBITDA margin 0.5pp higher*	▪ *Largely in-line*
Everest LRP *(Nov-'23)*	▪ *WWE Revenue lower while margins largely in-line as new rights deal with Netflix finalized*	▪ *IMG Media Revenue lower with EBITDA margins ~1pp lower throughout*	▪ *WME Revenue and EBITDA margin higher in the front-end but lower in the out-years*	▪ *Arena revenue lower throughout* ▪ *Both Arena and Open Bet margins lower given '23 /'24 sales cycle weakness*
Q4 '22 3Y Plan	▪ *Largely in-line*	▪ *'25E On Location EBITDA $60mm lower from increased digital costs*	▪ *'25E WME EBITDA $141mm lower given strike impact*	▪ *'25E Arena EBITDA $47mm lower* ▪ *'25E Open Bet EBITDA $29mm lower given '23 / '24 sales cycle weakness*

Source: Everest Management Plan.
Note: Dollars in millions. October 2023 Orlando management meeting materials also reviewed, however management communicated these projections were not developed for financial planning and should not be used as the basis of financial analysis.

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Comparison Of 2024 Budget Vs. Current LRP Source:Everest Management Plan. Note: Dollars in millions. Current LRP provided February 21, 2024. ’24 Budget reflects figures in “2.11.2024 Model” as provided by Everest management. OSP EE&R Rep SD&T Revenue EBITDA % EBITDA Margin

Revenue Comparison: Current LRP Vs. November 2023 Plan November 2023 LRP Current LRP Delta Source:Everest Management Plan. Note: Dollars in millions. Current LRP provided February 21, 2024. November 2023 LRP provided in the “Variance Analysis (2024.02.27)” file.

EBITDA Comparison: Current LRP Vs. November 2023 Plan November 2023 LRP Current LRP Delta Source:Everest Management Plan. Note: Dollars in millions. Current LRP provided February 21, 2024. November 2023 LRP provided in the “Variance Analysis (2024.02.27)” file.

EBITDA Margin Comparison: Current LRP Vs. Nov. 2023 Plan November 2023 LRP Current LRP Delta Source:Everest Management Plan. Note: Dollars in millions. Current LRP provided February 21, 2024. November 2023 LRP provided in the “Variance Analysis (2024.02.27)” file.

Comparison Of Q4'22 3-Year Plan Vs. Current LRP

		Q4'22 Budget 2025E	Current LRP 2025E	Delta 2025E	
OSP	UFC	$776	$783	+$7	
	PBR	21	30	+9	A
	EuroLeague	7	7	(0)	
	Diamond Baseball Holdings	–	–	–	
	OSP Total	**$804**	**$819**	**+$16**	
EE&R	Media	$121	$112	($9)	B
	Events	141	150	+9	C
	On Location	47	(13)	(60)	D
	Streaming	11	–	(11)	E
	EE&R Total	**$322**	**$249**	**($73)**	
Rep	WME	$483	$342	($141)	F
	Fashion	34	36	+2	
	160over90	64	67	+4	
	Licensing	34	34	(1)	
	Endeavor Content	–	–	–	
	IMG Non-Scripted	5	10	+4	
	Rep Total	**$626**	**$489**	**($138)**	
SD&T	Arena	$58	$11	($47)	G
	Open Bet	87	59	(29)	H
	SD&T Total	**$145**	**$70**	**($75)**	
	Corporate	($356)	($328)	+$28	I
	Corp China	(8)	(3)	+5	J
	Digital	(21)	–	+21	K
	Corporate	**($385)**	**($330)**	**+$54**	
	M&A	–	11	+11	L
	Total Adj. EBITDA	**$1,512**	**$1,307**	**($206)**	
	Memo:				
	WWE	–	$567	+$567	
	IMG Academy	$80	–	($80)	

Management Commentary

- A Teams series
- B Slow sports production growth
- C Frieze acquisitions / Tennis growth
- D Higher Olympic / Digital costs
- E Assumed sales / growth off plan
- F Impact of strikes and WME Sports hires
- G Market impact of sales cycle
- H FanDuel 3-yr Renewal in '23 & Other Tier-1 Losses
- I Increased Kilimanjaro mgmt. fee
- J Assumed reduction
- K Moved to On-Location and reduced costs
- L General M&A bucket

Source: Everest Management Plan.
Note: Dollars in millions. Current LRP provided February 21, 2024. Q4'22 Budget reflects the 3YP comparison provided in the "2025 Compare" file.

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Kilimanjaro In Everest Management Plan Vs. Consensus Source:Everest Management Plan and FactSet as of March 20, 2024. Note:Dollars in billions. 2023A pro forma for WWE acquisition and IMG Academy divestiture as per Everest Management Plan. (1)Management FCF reflects Unlevered FCF before tax. ’23A-’28E CAGR 2023A 2024E 2025E 2026E 2027E 2028E Revenue Mgmt. Cons. +5.7% +2.7% +2.8% +8.3% +15.3% +7.3% +1.4% +11.1% +12.8% +6.1% % YoY Growth # Estimates 16 16 12 4 2 +7.8% Adj. EBITDA Mgmt. Cons. Margin 16 16 12 4 Unlevered FCF(1) Mgmt. Cons. n.a. 91.7% 92.5% 93.1% 93.2% 93.4% 78.6% 78.5% n.a. n.a. Conv. 1 1 0 0 0 +6.7% +154bps +197bps 41.8% 44.4% 46.4% 48.6% 49.2% 49.5% 41.8% 44.0% 46.8% 48.1% 49.2% 51.6% 92.8% 78.6% Average Conv. # Estimates # Estimates n.a. Mgmt. plan higher than ’24E public guide of $2.575-2.65bn Mgmt. plan higher than ’24E public guide of $1.15-1.17bn Avg. Ann. Margin Exp. 2